Exhibit 99.1

Myomo Appoints William J Febbo to its Board of Directors

BURLINGTON, MA. (April 16, 2026) - Myomo, Inc. (NYSE American: MYO) ("Myomo" or the "Company"), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced the appointment of William “Will” Febbo as a director effective April 14, 2026, to serve until the 2028 annual meeting of stockholders. With this appointment, Myomo has six directors.

Mr. Febbo is an accomplished executive, entrepreneur, and investor with over 30 years of experience in healthcare, financial services, and technology-driven businesses. He has successfully guided organizations through substantial growth, strategic transformations and acquisitions, and significant capital markets initiatives.

“We are pleased to welcome Will to our Board of Directors,” said Paul R. Gudonis, Chairman and Chief Executive Officer of Myomo. "I’m looking forward to Will’s contributions, particularly his expertise in scaling innovative direct-to-patient healthcare solutions which is a key piece of strategy for 2026 and beyond. Additionally, his experience and credibility within capital markets should increase overall awareness of Myomo’s story as a solid investment thesis. "

Mr. Febbo currently serves as Chief Executive Officer and Director of Performance Health Systems, a privately-held company that utilizes health and wellness equipment to improve mobility for people at home, businesses, and clinics, which he joined in February 2026. Previously, he served as Chief Executive Officer of OptimizeRx Corporation (NASDAQ: OPRX) from 2015 to 2024, where he transformed the company from a single point-of-care product provider into an AI-driven omnichannel platform. Under his leadership, revenue grew from $5 million to $92 million, achieving a five-year CAGR of 41%. He also led OptimizeRx's uplisting from OTC to Nasdaq and expanded its digital healthcare network, contributing to significant growth in its market capitalization. Mr. Febbo has also co-founded and led companies focused on the capital markets, including Merriman Holdings, Inc., and Digital Capital Network.

“My interest in Myomo stems from seeing the world adopting robotics within healthcare and looking for platforms which can scale and enable mobility for individuals in need. Myomo is poised to become a market leader in the field of advanced upper extremity orthotics,” said Mr. Febbo. “I look forward to supporting the Company’s continued innovative product development and commercial growth. Focusing on building a platform to unlock additional value as it scales access to its technology for patients with upper extremity weakness or paralysis.”

Mr. Febbo holds a BA in International Studies and Spanish from Dickinson College. He is an MIT-affiliated faculty member and mentor in the linQ program, which supports biomedical innovation addressing major health and medical challenges. He also serves as a Mentor for the X & Y Class at Harvard Business School.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and

Myomo Inc. | 45 Blue Sky Dr., Suite 101 | Burlington, MA 01803

TEL: 877.736.9666 www.myomo.com info@myomo.com

clinical professionals across the U.S. and representatives internationally.

For more information, please visit www.myomo.com.

Contacts:

Myomo

ir@myomo.com

Alliance Advisors IR

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

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Myomo Inc. | 45 Blue Sky Dr., Suite 101 | Burlington, MA 01803

TEL: 877.736.9666 www.myomo.com info@myomo.com